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Exhibit 10.24

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24B-2

FIRST RESTATED TRADEMARK AGREEMENT

        THIS FIRST RESTATED TRADEMARK AGREEMENT (this "Agreement") is entered into as of January 9, 2004 (the "Effective Date") by and between Pierre Fabre Médicament, organized under the laws of France having an address of 45, place Abel-Gance, 92654 Boulogne cedex, France ("Pierre Fabre"), and Cypress Bioscience, Inc., a Delaware corporation having an address of 4350 Executive Drive, Suite 325, San Diego, CA 92121, U.S.A. ("Cypress") and amends and restates in its entirety the Trademark Agreement between Pierre Fabre and Cypress dated August 1, 2001 (the "Prior Agreement"). Capitalized terms used in this Agreement that are not otherwise defined shall have the meaning set forth in the Third Restated License Agreement of even date herewith between Cypress and Pierre Fabre (the "License Agreement").

RECITALS

        WHEREAS, Pierre Fabre and Cypress are entering into the License Agreement concurrently with the execution of this Agreement;

        WHEREAS, under the Prior Agreement, Pierre Fabre granted to Cypress a license to use certain trademarks in the Licensed Territory, with the right to sub-license such rights;

        WHEREAS, Cypress desires, concurrently with entering into this Agreement, to enter into a Collaboration Agreement with Forest granting Forest, among other things, an exclusive sub-license to use, sell and offer for sale Licensed Product under the Trademarks in the Field in the United States of America, its territories and possessions, with an option to extend the territory to Canada; and

        WHEREAS, Cypress has requested that Pierre Fabre amend certain provisions of the Prior Agreement in order to facilitate Cypress' entering into the Collaboration Agreement with Forest, and Pierre Fabre has agreed to amend and restate the Prior Agreement in its entirety, as described herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Trademark License.

        1.1    Trademarks; Ownership and Use of Trademarks.    Pierre Fabre and Cypress shall mutually agree upon one or more trademarks under which Cypress, its Affiliates and sub-licensees will exclusively market Licensed Products, other than non-branded Generic Products (the "Trademarks"), in the Licensed Territory, except that, with respect to the countries of the Licensed Territory that are part of the sub-license granted to Forest, Pierre Fabre and Cypress agree that in the event of a dispute as to which Trademark(s) to use in such countries, the final decision of the Trademark(s) shall be made by Forest, as contemplated under the CollaborationAgreement. Cypress will consider, and will cause Forest to consider, trademarks suggested by Pierre Fabre, and Pierre Fabre agrees to consider trademarks suggested by Cypress based upon market research conducted by Forest. Pierre Fabre shall own and shall retain the ownership of the entire right, title and interest in and to the Trademarks. If any Trademark selected pursuant to this Section 1.1 is a registered trademark of a sub-licensee of Cypress, Cypress shall cause its sub-licensee, to promptly assign to Pierre Fabre, without charge, such trademark on an exclusive and worldwide basis, subject to the terms of this Agreement. Pierre Fabre may use, sell and offer for sale Licensed Product under such Trademarks in the Rest of the World under terms to be mutually agreed upon between Pierre Fabre and Cypress, only with the prior written consent of Cypress, such consent not to be unreasonably withheld (with the understanding that protection of exclusivity with respect to Licensed Product in the United States market would be a reasonable basis for withholding consent). Cypress consents to Pierre Fabre's reference to the Trademark in the Rest of the World after the first use of the Trademark by Cypress or its sub-licensee in the United States when referencing the name under which Milnacipran is marketed in the United States in communications directed to physicians and professionals and in scientific publications, posters and abstracts.

        1.2    Registration of the Trademarks.    While Cypress and/or its sub-licensees are marketing Licensed Products using the Trademarks, Pierre Fabre shall, at its own cost and expense, file in the Licensed Territory and endeavor in good faith to obtain the registration of the applicable Trademarks in the Licensed Territory, and when registered, thereafter maintain the applicable Trademarks in the Licensed Territory at its own expense. Pierre Fabre shall keep Cypress, Forest and any other sub-licensees of which it is aware, informed of progress with regard to the prosecution, maintenance, enforcement and defense of the Trademarks by providing Cypress and its sub-licensees with copies of official actions, amendments and responses with respect to such prosecution. In the event that Pierre Fabre desires to abandon any of the Trademarks in the Licensed Territory, Pierre Fabre shall provide reasonable prior written notice to Cypress of such intention to abandon and shall, at Cypress' request, assign such Trademark (including all associated goodwill) to Cypress and such Trademark shall be excluded from the Trademarks subject to this Agreement.

        1.3    License to Trademarks.    Pierre Fabre hereby grants to Cypress an exclusive license, with the right to sub-license to a sub-licensee of rights under the License Agreement, to identify Licensed Product to be packaged and sold by Cypress and its sub-licensees under the License Agreement under the Trademarks in the Licensed Territory and to promote, market, use, sell and offer for sale such Licensed Products in the Licensed Territory under the Trademarks during the Term.

        1.4    Quality Control.    The nature and quality of Licensed Products advertised or sold by Cypress or its sub-licensees on which the Trademarks appear shall conform to quality standards and requirements for packaging and quality control of Licensed Product, as set forth in specifications for Licensed Product included in filings with the FDA or other regulatory authority with respect to Licensed Product. Cypress agrees to cooperate with Pierre Fabre to enable Pierre Fabre to control the nature and quality of the use of the Trademarks such that Pierre Fabre may verify that the use of the Trademarks is consistent with such quality standards and requirements for packaging and quality control. From time to time and upon request by Pierre Fabre, Cypress shall provide Pierre Fabre with samples of Licensed Product.

        1.5    Rights as Between Parties.    Cypress acknowledges, as between the parties, the exclusive rights, title and interest of Pierre Fabre in and to the Trademarks and will not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of said right, title and interest during the Term and after its expiration. Cypress will not make any representations or take any actions, which may be taken to indicate that it has any right, title or interest in or to the ownership or use of the Trademarks except under the terms of this Agreement and acknowledges that nothing contained in this Agreement shall give Cypress any right, title or interest in or to the Trademarks, except those rights set forth in this Agreement and the License Agreement.

        1.6    Infringement.

          (a)    Infringement by Third Parties.    Pierre Fabre and Cypress shall promptly notify the other in writing of any alleged or threatened infringement or any challenge to the validity of the Trademarks or any challenge to Pierre Fabre's ownership of or Cypress' and/or its sub-licensees'

  right to use the Trademarks of which they become aware. Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation. So long as Forest has rights under the Licensed Technology, Forest shall have the first right to bring and control any action or proceeding with respect to infringement of any of the Trademarks at its own expense and by counsel of its own choice, and Pierre Fabre and Cypress shall each have the right, at its own expense, to be represented in any such action or proceeding. If Forest fails to bring an action or proceeding within (a) 45 days following the notice of alleged infringement or (b) 20 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, or Forest no longer has rights under the Licensed Technology, Pierre Fabre (or Cypress or its sub-licensee if Pierre Fabre declines to do so) shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Cypress and its sub-licensee (or Pierre Fabre if Cypress or its sub-licensee brings such action) shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action, the other party or parties shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. No party shall have the right to settle any infringement litigation under this Section 1.6(a) relating to the Trademarks without the prior written consent of the other party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Pierre Fabre and Cypress or its sub-licensee, shall be retained by the party that brought and controlled such litigation.

          (b)    Infringement of Third Party Rights.    Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Cypress or its sub-licensee shall have the first right to control any defense of any such claim alleging that the use of the Trademarks in relation with Licensed Product infringes any Third Party rights in the Licensed Territory, at its own expense and by counsel of its own choice, and Pierre Fabre shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Cypress or its sub-licensee fails to proceed in a timely fashion with regard to such defense, Pierre Fabre shall have the right to control any such defense of such claim at its own expense and by counsel of its own choice, and each of Cypress and its sub-licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. No party shall have the right to settle any trademark infringement litigation under this Section 1.6(b) relating to the use of the Trademarks in the Licensed Territory without the consent of such other party.

          (c)   In the event Forest does not have rights under the Licensed Technology, Pierre Fabre in lieu of Forest shall have the first right to bring and control any action or proceeding referenced in this Section 1.6 and Cypress shall otherwise retain its same rights under this Section 1.6.

        1.7    Goodwill.    Any accretion of goodwill derived by Cypress, its Affiliates or sub-licensees from the use of the Trademarks shall accrue to Pierre Fabre and Pierre Fabre may call for a confirmatory assignment thereof.

        1.8    Registered User.

          (a)   Where required, Pierre Fabre shall make applications to the Registrar of Trademarks (or equivalent) for the registration of Cypress and its sub-licensees as registered users of the Trademarks in respect of each registration of the Trademark and Cypress and its sub-licensees shall co-operate with Pierre Fabre in making such applications.

          (b)   Cypress and its sub-licensees shall execute further documents, depose to or swear or procure the deposing to or swearing of such declarations or oaths and do any act or thing and provide any information or evidence which may be necessary or desirable for registering and maintaining registration of Cypress and its sub-licensees as registered users.

        1.9    Reasonable Assistance.    Cypress and its sub-licensees will, upon request, supply Pierre Fabre or its authorized representative with any information as to its use of the Trademarks which Pierre Fabre may require and will render any assistance reasonably required by Pierre Fabre in securing and maintaining the registration(s) of the Trademarks in the Licensed Territory.

        1.10    Royalty Payments.

          (a)    Earned Royalties.    In consideration of the right and license hereby granted, during the Term, Cypress shall pay, or cause its sub-licensees to pay, to Pierre Fabre a royalty of [...***...] of Net Sales of Licensed Product made by Cypress, its Affiliates and sub-licensees in the Licensed Territory; provided that no royalty shall be payable under this Section 1.10 with respect to any Generic Product that is not sold or offered for sale under a Trademark.

          (b)    Payments—Records—Audits.

            (i)    Payment; Reports.    Royalty payments and reports for the sale of Licensed Products shall be calculated and reported for each calendar quarter. All payments due to Pierre Fabre shall be paid within 60 days of the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by the report contemplated under Section 10.1 of the License Agreement or a substantially similar report.

            (ii)    Exchange Rate; Manner and Place of Payment.    All payments hereunder due and payable by Cypress to Pierre Fabre shall be payable in Euros. With respect to

            (iii)    each quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal (absent any error), on the last business day of the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the party entitled to receive such payment, unless otherwise specified in writing by such party.

            (iv)    Withholding of Taxes.    Pierre Fabre will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by Cypress, Cypress will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Pierre Fabre and certify its receipt by the taxing authority within 60 days following such payment.

            (v)    Records and Audits.    During the Term and for a period of four years thereafter, Cypress shall keep complete and accurate records pertaining to gross sales and Net Sales of Licensed Product on which a royalty is due hereunder, including the expenses incurred by Cypress, in sufficient detail to permit Pierre Fabre to confirm the accuracy of all payments due hereunder. Pierre Fabre shall have the right to cause an independent, certified public accountant reasonably acceptable to Cypress to audit such records to confirm Net Sales and payments for a period covering not more than the preceding four years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Cypress; provided, however, such audits may not be performed more than one time in each calendar year. Prompt adjustments shall be made by the parties to reflect the results of such audit. Pierre Fabre shall bear the full cost of such audit unless such audit discloses a variance of more than 5% from the amount of the Net Sales for any quarterly period or the corresponding payments due under this Agreement. In such case, Cypress shall bear the full cost of such audit. In the event of underpayment, Cypress shall promptly remit to Pierre Fabre the amount of any underpayment.

            (vi)    Prohibited Payments.    Notwithstanding any other provision of this Agreement, if Cypress is prevented from paying any payments due hereunder by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payments may be paid by depositing funds in the currency in which accrued to Pierre Fabre account in a bank acceptable to Cypress in the country whose currency is involved.

            (vii)    Late Payments.    In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of 1.5% per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate; provided further that no such interest shall accrue until the other party has provided written notice of such late payment or during any period that any dispute with respect to a payment is being diligently pursued in good faith by the party from whom such payment is claimed. The payment of such interest shall not limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.

        1.11    Ownership of the Trademarks.    Pierre Fabre has the right to grant Cypress the exclusive license granted under Section 1.3 hereof and such license does not conflict with or violate the terms of any agreement between Pierre Fabre and any Third Party. Pierre Fabre agrees to notify Cypress, at the time of the selection of any Trademark, if there is any royalty obligation due by Pierre Fabre to any Third Party with respect to such license, and if such license is subject to termination or limitation by any Third Party.

        1.12    Term and Termination.

          (a)    Term.    The term of this Agreement (the "Term") shall commence on the Effective Date and shall remain in full force and effect for so long as Cypress, its Affiliates and sub-licensees continue to sell Licensed Product under any of the Trademarks in the Licensed Territory unless earlier terminated pursuant to Section 1.12(b) or 1.12(c).

          (b)    Termination for Cause; Termination by Either Party.    A party shall have the right to terminate this Agreement upon 90 days' prior written notice to the other upon the occurrence of any of the following:

              (i)  Upon or after the bankruptcy, insolvency, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or if a party admits in writing its inability to pay its debts as they become due, or

             (ii)  Upon or after the breach of any material provision of this Agreement by the other party if the breaching party has not cured such breach within the 90 day period following written notice of termination by the non-breaching party or, if such breach is not susceptible of cure within such 90 day period, the breaching party has not taken appropriate steps to cure during such 90 day period and continued to diligently pursue such cure in a manner reasonably assuring such cure within a reasonable period of time thereafter. In addition, termination shall not be permitted for a payment breach where the obligation to make payment is being diligently contested in good faith by appropriate proceedings and any required payment is promptly made following completion of dispute resolution as contemplated hereby. In any event, if such breach has not been cured within one year of the date of occurrence of the breach, the non-breaching party may terminate this Agreement under this Section.

          (c)    Termination of the License Agreement.    In the event the License Agreement is terminated prior to the expiration of the License Term, for any reason other than by Cypress pursuant to Section 14.2(a)(i) or (ii) thereof, then this Agreement shall be terminated without any further act or notice and Cypress shall no longer have any right to use the Trademarks in the Licensed Territory.

          (d)    Effect of Termination; Surviving Obligations.

              (i)  Upon expiration or termination of the Term, all rights and obligations under this Agreement shall automatically terminate except as provided in this Section 1.12(d).

             (ii)  Any sub-licenses granted to Forest under Section 1.3 shall survive early termination by Pierre Fabre and become direct licenses from Pierre Fabre to Forest under this Agreement with respect to the territory and field specified in the sub-license if such early termination by Pierre Fabre occurred pursuant to (1) Section 1.12(b)(i) or (2) Section 1.12(b)(ii) if neither Forest nor an affiliate of Forest caused the breach of any material provision of this Agreement by Cypress that resulted in such early termination and cures any such payment breach by Cypress to the extent related to the jurisdictions in which Forest holds a sub-license from Cypress and, in any event, Forest agrees to assume the obligations of Cypress under this Agreement in writing and there is no evidence that an event that would be reasonably likely to result in an event of default by Forest under the terms of this Agreement is reasonably foreseeable in the imminent future.

           (iii)  In the event that the License Agreement is terminated by Pierre Fabre pursuant to Section 14.2(a)(i) of the License Agreement and this Agreement is terminated pursuant to Section 1.12(b)(i), then any sub-licenses granted under Section 1.3 (other than to Forest, which shall instead be subject to Section 14.3(b)(iv)) shall survive the termination of the Term and become direct licenses from Pierre Fabre under this Agreement.

            (iv)  Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination.

             (v)  Within 30 days following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession.

            (vi)  The license granted under this Agreement will be deemed a license of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under the Agreement will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.

          (e)    Exercise of Right to Terminate.    The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

          (f)    Damages; Relief.    Termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

        2.    Miscellaneous.

          2.1    Dispute Resolutions and Arbitration.    In the event of a dispute arising in connection with this Agreement, the provisions set forth as Sections 16.1 and 16.2 of the License Agreement shall apply.

          2.2    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York excluding its conflicts of law principles.

          2.3    Entire Agreement; Modification.    This Agreement is both a final expression of the parties' agreement and a complete and exclusive statement with respect to all of its terms. This

  Agreement supersedes all prior agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the Prior Agreement. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. No trade customs, courses of dealing or courses of performance by the parties shall be relevant to modify, supplement or explain any term(s) used in this Agreement. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

          2.4    Relationship between the Parties.    The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

          2.5    Non-Waiver.    The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

          2.6    Assignment.    Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

          2.7    No Third Party Beneficiaries.    This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

          2.8    Severability.    If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

          2.9    Notices.    Any notice to be given under this Agreement must be in writing and delivered pursuant to the License Agreement.

          2.10    Force Majeure.    Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within 10 calendar days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the force majeure suffered by a party extend beyond a three month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 1.12(c), (d), (e) and (f).

          2.11    Legal Fees.    If any party to this Agreement resorts to any legal action, dispute resolution or arbitration in connection with this Agreement, except as provided in Section 16.2 of the License Agreement, the prevailing party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that party may incur as a result.

          2.12    Interpretation.

            (a)    Captions & Headings.    The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

            (b)    Singular & Plural.    All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

            (c)    Articles, Sections & Subsections.    Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

            (d)    Days.    All references to days in this Agreement shall mean calendar days, unless otherwise specified.

            (e)    Ambiguities.    Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

            2.13    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

PIERRE FABRE MÉDICAMENT		CYPRESS BIOSCIENCE, INC.
By:	/s/ JEAN PIERRE COUZINIER	By:	/s/ JAY KRANZLER
Name:	Jean Pierre Couzinier	Name:	Dr. Jay Kranzler
Title:	Chief Operating Officer	Title:	Chief Executive Officer

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  Exhibit 10.24
FIRST RESTATED TRADEMARK AGREEMENT
RECITALS